ENSCO PLC 2018 LONG-TERM INCENTIVE PLAN
EXECUTIVE
NOTICE AND ACCEPTANCE OF PERFORMANCE UNIT AWARD
You have been granted the following award (the “Award”) of Performance Units pursuant to the Ensco plc 2018 Long-Term Incentive Plan (as the same may be amended from time to time, the “Plan”).
Name of Grantee:    ___________________ (the “Grantee”)
Type of Grant:    Performance Unit Award
Date of Grant:    ___________________
Performance Period:    31 March 2020 – 30 September 2022
Dollar Target Amount of Performance Unit Award:     ___________________ (the “Target Amount”)
Form of Payment:    Periodic Cash Payments
Performance Goals and Weighting:    As set forth in the attached Appendix.
The terms of the Award referenced herein are subject to the provisions of both this Notice and Acceptance of Performance Unit Award (the “Grant Notice”) and the attached Executive Performance Unit Award Agreement Terms and Conditions (the “Terms and Conditions”, and together with this Grant Notice, the “Agreement”), the Plan, and the Company’s procedures regarding the withholding of tax on awards granted under the Plan. Capitalized terms not otherwise defined in the Agreement shall have the meanings given to them given to them in the Plan.
The Terms and Conditions are provided herewith. The Plan and Plan prospectus are available to you through the Corporate Compensation Department in Houston and may be accessed on the Merrill Lynch Benefits OnLine® website.
Any income resulting from cash payments under the Award is subject to the Plan’s withholding provisions and the Company’s procedures regarding taxation of equity awards which may require cooperation by covered expatriates in arranging for satisfaction of required withholding, and may obligate such employees to make tax equalization and hypothetical tax payments to the Company (or a subsidiary of the Company) in satisfaction of governmental or employer required withholding. Subsequent to any U.S. tax filings by expatriate employees, all tax refunds or tax savings resulting from foreign tax credits must be promptly returned or reimbursed to the Company (or a subsidiary of the Company) pursuant to these procedures.
You must generally continue as an employee of the Company or a subsidiary of the Company through the actual payment date of any portion of the Award to become entitled to the cash payment under the Award.

The Award is subject to forfeiture under certain circumstances, and your entitlements thereunder may be limited in the event of a termination of employment with the Company or its subsidiaries. Furthermore, any cash payments received under this Award is subject to the “Return of Proceeds” provisions, which apply to these grants in the event you engage in competitive activity within the one-year period following your termination, as further described in the Terms and Conditions.
By electronically signing this Grant Notice, you hereby agree to accept the above Award pursuant to the provisions of the Plan and the Agreement and, for covered expatriates, to cooperate with the Company and its subsidiaries regarding required withholding and tax equalization and hypothetical tax payments required under the procedures regarding taxation on awards under the Plan. Your electronic signature also serves to acknowledge receipt of the Plan and the Agreement.
Please return this original signed document to the Corporate Compensation Department in Houston no later than [___] March, 2020.
ACCEPTED AND AGREED
[E-signature of Grantee]
[Date]

ENSCO PLC 2018 LONG-TERM INCENTIVE PLAN
EXECUTIVE
PERFORMANCE UNIT AWARD AGREEMENT
TERMS AND CONDITIONS
The Board of Directors (the “Board”) of Valaris plc, a public limited company incorporated under the laws of England and Wales (the “Company”), has adopted the Ensco plc 2018 Long-Term Incentive Plan (as the same may be amended, the “Plan”), and adopted Annex 1 to the Plan. (In this document, references to the Plan shall be taken to include Annex 1 to the Plan.) In furtherance of the purposes of the Plan and pursuant thereto, a performance unit award (the “Award”) has been granted under the Plan to the grantee (the “Grantee”) as specifically described in the Notice and Acceptance of Performance Unit Award Agreement (the “Acceptance Agreement”), which must be executed by the Grantee by the date specified in the Acceptance Agreement to reflect his or her acceptance of the following Terms and Conditions:
1.Grant Of Award. The Company hereby grants this Award to the Grantee, subject to the terms, conditions and restrictions set forth in the Plan and those specified herein. The target dollar amount that may become payable under this Award is specified in the Acceptance Agreement. The actual dollar amount subject to this Award that may be earned is up to 250% (or as low as 0%) of the Target Amount set out in the Grant Notice, with the final amount to be dependent upon the achievement of the performance goals and objectives during the Performance Period as set forth in the attached Appendix (the “Performance Requirements”), which Appendix is hereby incorporated into this Agreement by reference. The Acceptance Agreement and the terms, conditions and restrictions set forth herein, including the Appendix, shall collectively constitute the Award Agreement for this Award (the “Agreement”).
2.    Non-Transferability; Vesting. The amount, if any, which becomes payable pursuant to this Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner during the Performance Period, other than by (a) the executor or administrator of the Grantee’s estate in the event of the Grantee’s death, or (b) a U.S. state court pursuant to a qualified domestic relations order, as defined under Code Section 414(p), that expressly refers to this Award (“QDRO”). The amount, if any, which becomes payable pursuant to this Award shall not be assignable by operation of law or subject to execution, attachment or similar process. Any attempted sale, pledge, assignment, hypothecation, transfer or other disposition of the amount, if any, which becomes payable pursuant to this Award contrary to the provisions of this Agreement or the Plan, and the levy of any execution, attachment or similar process upon that amount, shall be null and void and without force or effect. No transfer of this Award via enforcement of a QDRO, via a will, or by the laws of descent and distribution, shall be effective to bind the Company unless the Company shall have been furnished written notice thereof and an authenticated copy of the QDRO or will (as applicable) and/or such other evidence as the Committee may deem necessary, in its discretion, to establish the validity of the transfer. The transfer to the executor or administrator of the Grantee’s estate shall be binding upon the executors, administrators, heirs and successors of the Grantee.

The lapse of the restrictions on this Award shall be subject to acceleration on the terms and conditions stated in the Plan and in Section 3 hereof.
3.    Payment and Termination of Employment.
(a)    Payment of Awards. Except as provided in Sections 3(b)-(f) below, upon the Committee’s written certification that any payment is due under this Award, the Grantee shall be entitled to the payment of the amount certified by the Committee if the Grantee remains continuously employed by the Company or a Subsidiary through the actual payment of such amount. Subject to prior compliance with Section 6 below, payments under this Award shall be made in cash. Payments of the Award shall be made in approximately 6-month increments throughout the Performance Period, as soon as administratively feasible following written certification by the Committee of (1) the achievement of the Performance Requirements for such period and (2) what payment is due under this Award.
(b)    Retirement; Termination of Employment without Cause. If the Grantee incurs a Separation from Service by reason of Retirement (as defined below) or a termination of Employment by the Company or a Subsidiary without Cause during the Performance Period, any portion of this Award allocated to any remaining Determination Date(s) (as defined in the Appendix) shall be earned on a pro rata basis by (i) comparing the actual level of performance for such Determination Date to the specific targets related to the Performance Criteria established by the Committee for that Determination Date, and then (ii) multiplying each such amount by a fraction, the numerator of which is the number of months in the Performance Period that had elapsed as of the date of the Grantee’s Separation from Service and the denominator of which is thirty (30). Any amounts earned but not yet paid hereunder with respect to any Determination Date(s) occurring prior to the date of such Retirement or termination of Employment, shall remain outstanding and shall be paid in the ordinary course when such amounts would have otherwise vested under the Appendix. For the avoidance of doubt, no payouts shall be accelerated hereunder by virtue of the Grantee’s Retirement or termination of Employment by the Company or a Subsidiary without Cause.
(c)    Death or Disability. If the Grantee incurs a Separation from Service by reason of his or her death or Disability during the Performance Period, 100% of the Grantee’s Target Amount shall be deemed earned (regardless of actual performance), and the Grantee shall be entitled to payment of such Target Amount reduced (but not below $0) by any payments made hereunder prior to the Grantee’s death or Disability. If a Grantee’s employment is terminated during the Performance Period because of his or her death, any payment provided by the Company in settlement of this Award shall be made to the executor or administrator of the Grantee’s estate. Except as provided in Section 3(f), the Grantee (or such other individual or estate in the event of his or her death) shall receive payment of the amount determined pursuant to this Section 3(c) within sixty (60) days following the date of the Grantee’s Separation from Service.
(d)    Other Separation from Service. Except as provided in Section 3(e) hereof, if the Grantee incurs a Separation from Service for any reason other than Retirement, termination of Employment by the Company or a Subsidiary without Cause, Disability, or death during the Performance Period or before the Grantee’s Award has been paid in full to the Grantee, then the Grantee shall forfeit the unpaid portion of this Award and shall not be entitled to receive any future payments under the Plan with respect to this Award. If the Grantee’s Employment is terminated for Cause at any time, any unpaid portion of the Award will immediately be forfeited upon such termination of Employment and Grantee shall repay the Company any previously paid amounts under this Award.
(e)    Change in Control. Notwithstanding the foregoing and subject to the provisions of this Section 3(e), in the event of a Change in Control and Grantee’s subsequent Separation from Service within two (2) years following the effective date of such Change in Control due to (i) the involuntary termination of the Grantee’s Employment without Cause, or (ii) voluntary termination of the Grantee’s Employment with the Company and all of its Subsidiaries within thirty (30) days of his or her discovery of the occurrence of one or more events which constitute Good Reason, 100% (or, if greater, the average of the payout percentages that actually applied for any Determination Dates completed prior to the date of such Change in Control) of the Grantee’s Target Amount shall be deemed earned (regardless of actual performance), and the Grantee shall be entitled to payment of such Target Amount reduced (but not below $0) by any payments made hereunder prior to the Grantee’s Separation from Service. In the event of the occurrence of any event that constitutes Good Reason, and in the event that Grantee wishes to resign from his or her employment on the basis of the occurrence of such event, the Grantee shall give written notice of his or her proposed resignation, and the successor corporation shall have a period of thirty (30) days following its receipt of such notice to remedy the breach or occurrence giving rise to such proposed resignation. In the event the successor corporation fails to so remedy said breach or occurrence by expiration of said 30-day period, the Grantee shall be deemed to have terminated his or her Employment for Good Reason pursuant to this Section 3(e) and shall be treated as if his or her Employment has been terminated without Cause. Except as provided in Section 3(f), the Grantee shall receive payment of the amount determined pursuant to this Section 3(e) within sixty (60) days following the date of the Grantee’s Separation from Service.
(f)    Specified Employee. Notwithstanding the date of payment specified by Section 3(b), 3(c) (in the case of Disability) or 3(e) above, if the Grantee is a Specified Employee on the date that he or she incurs a Separation from Service then, to the extent required under Section 409A of the Code and the Treasury regulations and other authoritative guidance issued thereunder (“Section 409A”), payment of that amount shall not be made until the date which is upon the earlier of (i) the Grantee’s date of death, or (ii) six (6) months after the date that he or she incurs a Separation from Service (the “Six Month Date”), or as soon as administratively practicable thereafter that is within 30 days after the Six Month Date.
For purposes of this Section 3(f), “Specified Employee” shall be determined in accordance with Section 409A and shall mean an Employee for each twelve (12)-consecutive month period that begins on any April 1 and immediately follows a calendar year during which such Employee was, at any time during that calendar year (i) an officer of the Company or any Subsidiary having annual compensation greater than $185,000 (as adjusted under Section 416(i)(1) of the Code); (ii) a more than five-percent owner of the Company or any Subsidiary; or (iii) a more than one-percent owner of the Company or any Subsidiary having annual compensation from the Company and all Subsidiaries of more than $150,000. For this purpose, “annual compensation” shall mean annual compensation as defined in Section 415(c)(3) of the Code, which includes amounts contributed by the Company and all Subsidiaries pursuant to a salary reduction agreement which are excludable from the Grantee’s gross income under Section 125, 402(e)(3), 402(h)(1)(B), 408(p)(2)(A)(i), 457 or 403(b) of the Code, and elective amounts that are not includible in the gross income of the Grantee by reason of Section 132(f)(4) of the Code. For this purpose, no more than 50 Employees (or, if lesser, the greater of three or ten percent of the Employees) shall be treated as officers. The constructive ownership rules of Section 318 of the Code (or the principles of that section, in the case of an unincorporated Subsidiary) shall apply to determine ownership in each Subsidiary.
4.    Employment Relationship. For purposes of this Agreement, Employment shall have the meaning given to it in the Plan.
(a)    “Retirement” means Grantee’s Separation from Service (as defined in Section 4 below) as a result of the Grantee’s termination of Employment not for Cause on or after his or her Normal Retirement Age, but not by reason of Grantee’s death, Disability, or within two years following a Change in Control for Good Reason.
(b)    “Normal Retirement Age” means the later of (i) Grantee’s 65th birthday, or (ii) the date Grantee has credit for at least twenty (20) years of employment as determined by the Committee. The Committee, in its discretion, may consider Grantee to have retired on or after Grantee’s Normal Retirement Age if Grantee’s employment terminates after his or her 62nd birthday but prior to satisfying the requirements specified in the preceding sentence.
(c)    “Separation from Service” means “separation from service” within the meaning of Section 409A from the Company and all of its Subsidiaries.
Any question as to whether and when there has been a Separation from Service, and the cause of any termination of Employment, shall be determined by the Committee, in its discretion, and its determination shall be final, conclusive and binding on the Grantee and all other interested persons.
5.    Nature of Grant. In accepting this Award, the Grantee acknowledges, understands and agrees that:
(a)    The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time to the extent permitted by the Plan.
(b)    The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of performance unit awards or other awards, or benefits in lieu of performance unit awards or other awards, even if performance unit awards or other awards have been granted in the past.
(c)    All decisions with respect to future grants of other awards, if any, will be at the sole discretion of the Company.

(d)    This Award and the Grantee’s participation in the Plan shall not create a right to Employment or be interpreted as forming an Employment or service contract with the Company or any of its Subsidiaries and shall not interfere with the ability of the Company or any of its Subsidiaries, as applicable, to terminate the Grantee’s Employment or service relationship (if any) at any time.
(e)    The Grantee is voluntarily participating in the Plan.
(f)    This Award and the amount payable pursuant to this Award are not intended to replace any pension rights or compensation.
(g)    This Award and the amount payable pursuant to this Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.
(h)    No claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from the Grantee ceasing to provide Employment or other services to the Company or any of its Subsidiaries (for any reason whatsoever, whether or not it is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any). In consideration of the grant of this Award to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees, other than in the event of Company’s breach of this Agreement, to (i) not institute any claim against the Company or any of its Subsidiaries in connection with this Agreement, (ii) waive the ability, if any, to bring any such claim, and (iii) release the Company and its Subsidiaries from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
(i)    Unless otherwise provided in the Plan or by the Company in its discretion, this Award and the benefits evidenced by this Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Shares.
(j)    The following provisions apply only if the Grantee is providing services outside the United States:
(i)    this Award and amount payable pursuant to this Award are not part of normal or expected compensation or salary for any purpose; and
(ii)    the Grantee acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of this Award or any amounts due to the Grantee with respect to the settlement of this Award.

6.    Tax Withholding. Awards under the Plan will be subject to withholding as required by law. To the extent that the Grantee is subject to withholding of federal, state, or local income taxes and/or other taxes or social insurance contributions imposed by the country of residence or citizenship of the Grantee or the country or residence of the Company or its Subsidiary which has the legal relationship of employer and employee with the Grantee, or is obligated to the Company or any of its Subsidiaries under the Company’s tax equalization or hypothetical tax policies or specific agreements relating thereto (the “Employee Taxes”), the Grantee shall, at such time as (i) the payment under this Award or other amounts received pursuant to this Award first becomes includable in the gross income of the Grantee for such Employee Taxes, or (ii) a withholding obligation arises for the Company or any of its Subsidiaries with respect to this Award, as applicable, pay to the Company or its designee, or make arrangements satisfactory to the Committee or its designee regarding payment of, any and all such Employee Taxes required to be withheld with respect to such income and, if applicable, any amounts owed to the Company or its Subsidiaries under its tax equalization or hypothetical tax policies or specific agreements relating thereto.
Regardless of any action the Company or any of its Subsidiaries take with respect to the Employee Taxes, the Grantee acknowledges that the ultimate liability for all Employee Taxes is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company and a Subsidiary. The Grantee further acknowledges that the Company and its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Employee Taxes in connection with any aspect of this Award, including, but not limited to, the grant of or lapse of the restrictions on this Award and any waiver of the forfeiture provisions applicable to this Award; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate the Grantee’s liability for Employee Taxes or achieve any particular tax result.
Subject in each case to approval by the Committee or its designee and compliance with all applicable law, the Grantee may elect to have any withholding obligation of the Company or any Subsidiary satisfied, in whole or in part, by (i) paying to the Company or a Subsidiary the amount of Employee Taxes in cash, check or other cash equivalent; and/or (ii) having the Company withhold from any amount payable under this Award or from any cash compensation payable to the Grantee.
The Company may refuse to issue payment under this Award if the Grantee fails to comply with the obligations in connection with Employee Taxes.
7.    Return of Proceeds. If (a) the Grantee engages in an activity that competes with the business of the Company or any of its Subsidiaries within one (1) year after (i) the Grantee’s voluntarily resignation or retirement from his or her position as an Employee, or (ii) his or her status as an Employee was terminated by the Company or a Subsidiary for Cause (either event constituting a “Termination” for purposes of this Section 7), and (b) any portion of this Award held by the Grantee had vested and become payable within one (1) year of the date of Termination; then the Grantee shall remit to the Company, or its designee, within five (5) business days of receipt of written demand therefor, an amount in good funds equal to the sum of all cash payments received by the Grantee in settlement of this Award.

8.    Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Grantee’s employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Awards, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
The Grantee understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. If the Grantee resides outside the United States, the Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. If the Grantee resides outside the United States, the Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Company and its Subsidiaries will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant the Grantee an Award or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.
9.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

10.    Language. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will take precedence.
11.    Notices. Notices delivered under this Agreement shall be delivered to the Company at its principal office (Attention: General Counsel and Secretary), and to the Grantee at such address as the Grantee shall designate in writing to the Company.
12.    Binding Effect and Interpretation. This Agreement shall be binding upon and inure to the benefit of any successors to the Company or to the Grantee. In the event of conflict between this Agreement and the Plan, the terms of the Plan shall control. All undefined capitalized terms used herein shall have the meaning assigned to them in the Plan. The Board or the Committee shall have the authority to construe the terms of this Agreement, and such determinations shall be final and binding on the Grantee and the Company and its Subsidiaries. The Grantee may obtain a copy of the Plan on the Merrill Lynch Benefits OnLine® website or by contacting the Corporate Compensation Department in Houston.
13.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
14.    Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.
15.    Governing Law. This Agreement and all actions hereunder shall be governed by and construed in accordance with the laws of England and Wales, without regard to conflict of laws principles thereof.
16.    Appendix. Notwithstanding any provisions in this Agreement, this Award shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with laws of the country where the Grantee resides or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
17.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on participation in the Plan, on this Award and on any Shares received as payment under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with laws of the country where the Grantee resides or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.    Section 409A. The Plan and this Agreement, and the benefits provided hereunder, are intended to comply with Section 409A to the extent applicable thereto, or with an exemption from the application of Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.
The Grantee consents to any amendment of this Agreement which the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, the Grantee a copy of such amendment. Further, to the extent that any terms of the Agreement are ambiguous, such terms shall be interpreted as necessary to comply with, or an exemption under, Section 409A when applicable.
Although the Company and the Plan Administrator intend to administer the Plan and this Agreement so that they will comply with the requirements of Section 409A to the extent applicable, or with an exemption from the application of Section 409A, neither the Company nor the Plan Administrator represents or warrants that the Plan or this Agreement will comply with Section 409A or any other provision of federal, state, local, or foreign law. Neither the Company or any of its Subsidiaries, nor their respective directors, officers, employees or advisers, shall be liable to any Grantee (or any other individual claiming a benefit through the Grantee) for any tax, interest, or penalties the Grantee may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Grantee from the obligation to pay any taxes pursuant to Section 409A. For purposes of applying the provisions of Section 409A, each separately identified amount to which a Grantee is entitled shall be treated as a separate payment.
[Appendix follows.]

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